UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 14, 2007

Aon Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	1-7933	36-3051915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Street, Chicago, Illinois (Address of Principal Executive Offices)	60601 (Zip Code)

Registrant’s telephone number, including area code: (312) 381-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 14, 2007, Aon Corporation (“Aon”) entered into separate stock purchase agreements for the sale of certain of its subsidiaries including Combined Insurance Company of America (“CICA”), a provider of Supplemental Accident & Health and Life insurance products targeted primarily to middle-income consumers in North America, Europe and Asia (the “CICA Purchase Agreement”), and Sterling Life Insurance Company (“Sterling”), a provider of private Medicare-related insurance products targeted specifically to the U.S. Senior market (the “Sterling Purchase Agreement”).

a.                                       Aon has agreed to sell CICA to ACE Limited (“ACE”) on the following material terms:

Structure of Transaction:	• ACE will purchase 100% of the capital stock of CICA.
Purchase Price:	• $2,400,000,000.
Post-Closing Net Worth Adjustment:

•                       The purchase price will be adjusted post-closing on a dollar-for-dollar basis to the extent the closing date net worth of CICA exceeds or is less than the target closing date net worth amount of $1,174,000,000.

Representations and Warranties, Covenants and Indemnification:

•                       The CICA Purchase Agreement contains customary representations, warranties and covenants. Aon’s representations and warranties will generally survive for 12 months.

•                       Aon’s indemnification obligation for breach of representations and warranties and pre-closing covenants will be subject to (1) a $50,000 per claim deductible with the claims above such amount being subject to an aggregate deductible equal to 1.5% of the purchase price, and (2) an aggregate cap of 15% of the purchase price.

•                       Each of Aon and ACE are subject to employee non-solicitation provisions for a two-year period post-closing.

•                       Aon is subject to a two-year worldwide non-compete with respect to the underwriting of Supplemental Accident & Health and Life insurance products as conducted by CICA as of the closing or for the 12-months prior to closing.

•                       At or prior to the closing, (1) Aon and CICA shall settle all intercompany indebtedness, and (2) CICA expects to declare and pay to Aon a $325 million special dividend of cash and non-cash assets (plus the proceeds from the Sterling sale).

Closing Conditions:

•                       The sale of CICA is anticipated to be completed by the end of the second quarter of 2008, subject to the satisfaction of certain conditions. The CICA Purchase Agreement contains customary closing conditions for a transaction of this type, including obtaining applicable domestic and foreign antitrust and insurance regulatory governmental approvals, and, other than certain agreed upon events, the absence of any events occurring after the date of the agreement that would have or be reasonably expected to have a material adverse effect on CICA.

Ancillary Agreements:

•                       Aon will enter into a transition services agreement with ACE for the provision of various transition services to CICA.

•                       CICA will enter into a transition services agreement with Aon (as subcontractor) for the provision of various transition services to Sterling.

•                       ACE will enter into a 10-year sublease covering CICA’s corporate headquarters in Glenview, Illinois.

Termination:

•                       Either Aon or ACE may terminate if the closing does not occur by July 31, 2008; however, either party may extend the termination date up to September 30, 2008 if the delay in closing has resulted from failure to obtain certain governmental approvals.

                b.             Aon has agreed to sell Sterling, a wholly-owned subsidiary of CICA, and Olympic Health Management Systems, Inc, an indirect, wholly-owned subsidiary of Aon (“Olympic”), to Munich-American Holding Corporation (“Munich”) on the following material terms:

Structure of Transaction:	• Munich will purchase 100% of the capital stock of Sterling and Olympic.
Purchase Price:	• $352,000,000. • The purchase price will be reduced by $10,000,000 if prior to closing Medicare legislation is enacted that adversely affects Medicare Advantage policies in a specific way.
Post-Closing Net Worth Adjustment:

•                       The purchase price will be adjusted post-closing on a dollar-for-dollar basis to the extent the closing date net worth of Sterling and Olympic exceeds or is less than the target closing date net worth amount of $202,000,000.

Representations and Warranties, Covenants and Indemnification:

•                       The Sterling Purchase Agreement contains customary representations, warranties and covenants. Aon’s representations and warranties will generally survive for 18 months.

•                       Aon’s indemnification obligation for breach of representations and warranties will be subject to (1) a $50,000 per claim deductible with the claims above such amount being subject to an aggregate deductible equal to 1% of the purchase price, and (2) an aggregate cap of 15% of the purchase price.

•                       Aon and Munich are subject to employee non-solicitation provisions for a two-year period post-closing.

•                       Aon agrees to a five-year non-compete with respect to the underwriting and administration of Medicare Advantage, Medicare Part D Prescription Drug and Medicare Supplemental insurance products in any area in which Sterling engages in business as of closing.

•                       At or prior to the closing, (1) Aon and CICA shall settle all intercompany indebtedness, and (2) Olympic shall transfer to Aon or CICA its minority interest in a specific CICA subsidiary.

Closing Conditions:

•                       The sale of Sterling and Olympic is anticipated to be completed by the end of the first quarter of 2008, subject to the satisfaction of certain conditions. The Sterling Purchase Agreement contains customary closing conditions for a transaction of this type, including obtaining applicable antitrust and insurance regulatory governmental approvals.

•                       The closing is also conditioned upon the absence of any events occurring that would have or be reasonably expected to have a material adverse effect on Sterling and Olympic. Certain agreed upon events, including any change or prospective change in requirements of law, will not constitute such a material adverse effect.

Ancillary Agreements:

•                       Sterling entered into employment agreements with three key Sterling executives at the time the Sterling Purchase Agreement was executed.

•                       Aon will enter into a transition services agreement with Munich for the provision of various transition services to Sterling (which will also include services to be provided by CICA).

Termination:

•                       Either Aon or Munich may terminate if the closing does not occur by June 30, 2008; however, either party may extend the termination date up to August 31, 2008 if the delay in closing has resulted from failure to obtain certain governmental approvals.

Item 8.01	Other Events.

On December 17, 2007, Aon issued a press release announcing its entry into the CICA Purchase Agreement and the Sterling Purchase Agreement (the “Press Release”).  As described in the Press Release, Aon intends to extract a one-time cash dividend of $325 million from CICA prior to the close of its sale of CICA.  Total after-tax cash proceeds and dividends to Aon after closing of both the CICA and Sterling Business sales are expected to be approximately $2.6 billion, subject to final transaction costs and certain closing adjustments.  Aon will devote the proceeds of these transactions to an increase in its previously authorized share repurchase program.

As announced in the Press Release, Aon’s board of directors has increased Aon’s authorized share repurchase program by $2.6 billion, bringing the total current authorization available under the share repurchase program to $2.78 billion, after taking into account Aon’s previous repurchases under the program.  A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) - (c)   Not applicable.

(d)           Exhibits:

Exhibit Number	Description of Exhibit
99.1	Press Release issued by Aon on December 17, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aon CORPORATION

	By:	/s/ D. Cameron Findlay
D. Cameron Findlay
Executive Vice President and General Counsel

Date: December 19, 2007

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press Release issued by Aon on December 17, 2007.